EXHIBIT 99.1

Solera Holdings, Inc. Reports First Quarter Fiscal Year 2010 Results

First Quarter Revenue of $150.8 million, up 5.4% on a GAAP Basis and up 13.2% on a Constant Currency Basis; GAAP Diluted Net Income Attributable to Solera Holdings, Inc. Per Common Share of $0.29, up 29.8%; Company Increases Fiscal 2010 Guidance; Company Announces Quarterly Cash Dividend

SAN DIEGO, Nov. 3 /PRNewswire-FirstCall/ — Solera Holdings, Inc. (NYSE: SLH), the leading global provider of software and services to the automobile insurance claims processing industry, today reported results for the first quarter of fiscal year 2010.

Results for the First Quarter Ended September 30, 2009:

GAAP Results:

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Revenue for the first quarter was $150.8 million, a 5.4% increase over the prior year first quarter revenue of $143.0 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the first quarter of fiscal year 2010 increased by approximately 13.2% over the prior year first quarter;

•	GAAP net income attributable to Solera Holdings, Inc. for the first quarter was $20.0 million, a 39.3% increase over the prior year first quarter GAAP net income of $14.3 million;

•

Diluted net income attributable to Solera Holdings, Inc. per common share for the first quarter was $0.29, a 29.8% increase over the prior year diluted net income attributable to Solera Holdings, Inc. per common share of $0.22.

“The first quarter represented a solid quarter for us. While the global economy continues to be volatile, our year-over-year growth in the first quarter accelerated compared to the fourth quarter of fiscal 2009,” said Tony Aquila, founder, chairman and CEO of Solera Holdings, Inc. “Our continued discipline on eliminating waste and focus on global operations is helping us drive better efficiencies in the business as we archived an Adjusted EBITDA margin of 41.2%—up 310 basis points year-over-year. I am pleased to report that we are increasing our guidance for fiscal 2010.”

Non-GAAP Results:

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Adjusted EBITDA for the first quarter was $62.1 million, a 14.0% increase over the prior year first quarter Adjusted EBITDA of $54.5 million. After adjusting for FX Changes, Adjusted EBITDA for the first quarter of fiscal year 2010 increased by approximately 25.7% over the prior year first quarter;

•	Adjusted Net Income for the first quarter was $34.5 million, a 22.3% increase over the prior year first quarter Adjusted Net Income of $28.2 million;

•	Adjusted Net Income per diluted common share for the first quarter was $0.50, a 13.6% increase over the prior year first quarter Adjusted Net Income per diluted common share of $0.44.

Business Statistics for the First Quarter September 30, 2009:

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EMEA revenue was $99.1 million for the first quarter, representing a 9.7% increase over the prior year period revenue of $90.3 million. After adjusting for FX Changes, EMEA revenue for the first quarter increased 19.9% over the respective prior year period. After excluding HPI, Ltd.’s run rate revenue from the first quarter, EMEA revenue increased 7.5% over the prior year period, and after adjusting for FX changes, increased 5.9% over the prior year period. HPI’s run rate revenue is its GAAP revenue during the three months ended March 31, 2009;

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Americas revenue was $51.7 million for the first quarter, representing a 1.9% decrease from the prior year period. After adjusting for FX Changes, Americas revenue for the first quarter increased 1.7% over the prior year period;

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Revenue from insurance company customers was $59.7 million for the first quarter, representing a 1.2% decrease from the prior year period. After adjusting for FX Changes, revenue from insurance company customers for the first quarter increased 5.6% over the prior year period;

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Revenue from collision repair facility customers was $53.9 million for the first quarter, representing a 0.6% increase over the prior year period. After adjusting for FX Changes, revenue from collision repair facility customers for the first quarter increased 8.2% over the prior year period;

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Revenue from independent assessors was $15.0 million for first quarter, representing a 3.0% increase over the prior year period. After adjusting for FX Changes, revenue from independent assessors for the first quarter increased 10.6% over the prior year period;

•	Revenue from automotive recycling and other customers was $22.2 million for the first quarter, representing a 53.5% increase over the prior year period. After adjusting for FX Changes, revenue from automotive recycling and other customers for the first quarter increased 66.1% over the prior year period.

Updated Fiscal Year 2010 Outlook:

We are updating our previously issued outlook for our full fiscal year ending June 30, 2010 as follows:

	Previous Fiscal Year 2010 Outlook	Current Fiscal Year 2010 Outlook
Revenues	$594 million — $602 million	$627 million — $632 million
Net Income	$49 million — $55 million	$62 million — $71 million
Adjusted Net Income	$124 million — $128 million	$132 million — $138 million
Adjusted Net Income per diluted share	$1.76 — $1.83	$1.89 — $1.97
Adjusted EBITDA	$229 million — $235 million	$244 million — $253 million

The Fiscal Year 2010 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions, and a 28% tax rate to calculate Adjusted Net Income.

Exchange rates between most of the major foreign currencies we use to transact our business and U.S. dollars have fluctuated significantly over the last few years, and we expect that they will continue to fluctuate during fiscal year 2010. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. During first quarter of fiscal year 2010, the U.S. dollar weakened versus most major foreign currencies we use to transact our business. For example, one Euro was equal to approximately $1.40 on June 30, 2009 and $1.46 on September 30, 2009. The change from June 30, 2009 to September 30, 2009 represents a weakening of the U.S. dollar versus the Euro of approximately 4%. The weakening of the U.S. dollar had a positive comparable impact on our revenues, but a negative comparable impact on our expenses for first quarter of fiscal year 2010 as compared to the prior year period. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an approximately $5.8 million change to our revenues during the first quarter of fiscal year 2010.

All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributed to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year.

Quarterly Dividend:

The Audit Committee of the Board of Directors has approved a quarterly cash dividend of $0.0625 per share of outstanding common stock and per outstanding restricted stock unit. The dividend will be payable on December 21, 2009 to stockholders and restricted stock unit holders of record at the close of business on November 23, 2009.

Earnings Conference Call:

We will host our first quarter ended September 30, 2009 earnings call today at 5:00 p.m. (Eastern Time) – November 3, 2009. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Relations section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until midnight on November 17, 2009. A live audiocast will also be accessible to the public by calling (866) 804-6920 or from outside the U.S., (857) 350-1666. When prompted, the following access code is required: 90060406. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until midnight on November 17, 2009. To access the replay, dial (888) 286-8010 or, from outside the U.S., (617) 801-6888 and enter the following access code when prompted: 27079716.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2009	2008
Revenues	$150,769	$142,992

Cost of revenues :
Operating expenses	32,971	33,279
Systems development and programming costs	16,648	16,258

Total cost of revenues (excluding depreciation and amortization)	49,619	49,537
Selling, general and administrative expenses	39,950	38,734
Depreciation and amortization	21,635	21,236
Restructuring charges	1,729	471
Interest expense	8,764	11,066
Other (income) expense, net	414	(3,498)

	122,111	117,546

Income before income tax provision	28,658	25,446
Income tax provision	6,531	9,009

Net income	$22,127	$16,437
Less: Net income attributable to noncontrolling interest	2,144	2,090

Net income attributable to Solera Holdings, Inc.	$19,983	$14,347

Net income attributable to Solera Holdings, Inc. per common share:
Basic	$0.29	$0.22

Diluted	$0.29	$0.22

Dividends per share	$0.06	$—

Weighted average shares used in the calculation of net income attributable to Solera Holdings, Inc. per common share:
Basic	69,291	64,365

Diluted	69,358	64,445

Non-GAAP Financial Measures

We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results and our continuing operations. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.

Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and you should not consider them in isolation or as a substitute for net income, earnings per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., excluding interest expense, income tax provision, depreciation and amortization, stock-based compensation expense, restructuring charges, other (income) expense, net and acquisition-related costs. Acquisition-related costs consist of transaction costs associated with acquisitions or potential acquisitions and retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisition of the Claims Services Group from ADP in April 2006. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended September 30,
	2009	2008
Reconciliation to Adjusted EBITDA:
Net income attributable to Solera Holdings, Inc.	$19,983	$14,347
Add: Income tax provision	6,531	9,009

Net income attributable to Solera Holdings, Inc. before income tax provision	26,514	23,356
Add: Depreciation and amortization	21,635	21,236
Add: Interest expense	8,764	11,066
Add: Stock-based compensation expense	1,488	1,568
Add: Restructuring charges	1,729	471
Add: Other (income) expense, net	414	(3,498)
Add: Acquisition-related costs	1,595	308

Adjusted EBITDA	$62,139	$54,507

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income attributable to Solera Holdings, Inc., plus the following items: provision for income taxes, amortization of acquisition-related intangibles, stock-based compensation expense, restructuring charges, other (income) expense, net and acquisition-related costs. Acquisition-related costs consist of transaction costs associated with acquisitions or potential acquisitions and retention-related compensation costs, legal and professional fees, severance costs and other transition costs associated with our acquisition of the Claims Services Group from ADP in April 2006. From this figure, we then subtract a provision for income taxes to arrive at Adjusted Net Income. We use a 28% tax rate in order to approximate our long-term effective corporate tax rate, which includes certain benefits from net operating loss carryforwards, tax deductible goodwill and amortization, and a low tax-rate jurisdiction for a certain corporate holding company. A reconciliation of our Adjusted Net Income to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income attributable to Solera Holdings, Inc. per common share, the most directly comparable GAAP measure, is provided in the attached table.

	Three Months Ended September 30,
	2009	2008
Reconciliation to Adjusted Net Income:
Net income attributable to Solera Holdings, Inc.	$19,983	$14,347
Add: Income tax provision	6,531	9,009

Net income attributable to Solera Holdings, Inc. before income tax provision	26,514	23,356
Add: Amortization of acquisition related intangibles	15,771	15,807
Add: Stock-based compensation expense	1,488	1,568
Add: Restructuring charges	1,729	471
Add: Other (income) expense, not including interest income	853	(2,288)
Add: Acquisition-related costs	1,595	307

Adjusted Net Income before income tax provision	47,950	39,221
Less: Assumed provision for income taxes at 28%	(13,426)	(10,982)

Adjusted Net Income	$34,524	$28,239

Adjusted Net Income per share:
Basic	$0.50	$0.44

Diluted	$0.50	$0.44

Weighted average shares used in the calculation of Adjusted Net Income per share:
Basic	69,291	64,365

Diluted	69,358	64,445

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2009 AND JUNE 30, 2009

(In thousands, except per share amounts)

	September 30, 2009 (Unaudited)	June 30, 2009 (unaudited) (1)
Assets
Current Assets:
Cash and cash equivalents	$246,773	$223,420
Short term investments	12,403	11,941
Accounts receivable, net	105,129	98,565
Other receivables	11,847	12,177
Other current assets	22,700	19,550
Deferred income tax assets	4,010	4,392

Total current assets	402,862	370,045

Property and equipment, net	56,453	50,784
Goodwill	666,690	651,099
Intangible assets, net	312,346	322,843
Other noncurrent assets	12,970	13,660
Noncurrent deferred income tax assets	10,044	10,178

Total assets	$1,461,365	$1,418,609

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$30,206	$30,447
Accrued expenses and other current liabilities	104,642	104,414
Income taxes payable	12,602	17,462
Deferred income tax liabilities	848	1,037
Current portion of long-term debt	6,072	5,880

Total current liabilities	154,370	159,240

Long-term debt	603,875	592,200
Noncurrent liabilities	37,970	36,935
Noncurrent deferred income tax liabilities	53,220	53,965

Total liabilities	849,435	842,340

Redemable noncontrolling interests	95,570	92,012

Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common Shares, $0.01 par value, 150,000 shares authorized; 69,634 and 69,531 issued and outstanding, as of September 30, 2009 and June 30, 2009, respectively	530,043	526,547
Accumulated deficit	(36,724)	(52,332)
Accumulated other comprehensive income	16,319	3,113

Total Solera Holdings, Inc. stockholders’ equity	509,638	477,328

Noncontrolling interests	6,722	6,929

Total stockholder’s equity	516,360	484,257

Total liabilities and stockholders’ equity	$1,461,365	$1,418,609

(1)	Derived from audited consolidated financial statements as of June 30, 2009.

SOLERA HOLDINGS, INC. AND SUBSIDIARIES

SELECTED STATEMENTS OF CASH FLOWS INFORMATION

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2009 and 2008

(In thousands)

(Unaudited)

	Three Months ended September 30,
	2009	2008
Net cash provided by operating activities	$30,396	$33,817
Net cash used in investing activities	(8,194)	(7,559)
Net cash used in financing activities	(7,117)	(1,965)
Effect of exchange rate changes	8,268	(13,635)

Net increase in cash and cash equivalents	23,353	10,658
Cash and cash equivalents, beginning of period	223,420	149,311

Cash and cash equivalents, end of period	$246,773	$159,969

Supplemental Cash Flow Information:
Cash paid for interest	$8,419	$10,915
Cash paid for income taxes	$12,865	$5,339

Supplemental Disclosure of Non-cash Investing and Finance Activities:
Capital assets financed	$3,143	$329

About Solera

Solera is the leading global provider of software and services to the automobile insurance claims processing industry. Solera is active in over 50 countries across six continents. The Solera companies include Audatex in the United States, Canada, and in more than 45 additional countries, Informex in Belgium, Sidexa in France, ABZ in The Netherlands, HPI in the United Kingdom, AUTOonline in Germany and in more than 15 additional countries, Hollander serving the North American recycling market, and IMS providing medical review services. For more information, please refer to the company’s website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:

This press release contains forward-looking statements, including statements about our expectations regarding changes in foreign currency exchange rates, our business outlook for fiscal year 2010, our business strategy, and statements about historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality and other factors; risks associated with the uncertainty in and volatility of global economic conditions; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including our ability to successfully integrate HPI or AUTOonline; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; effects of changes in or violations by us or our customers of government regulations; country-specific risks associated with business activity in over 50 countries; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; use of cash to service our debt and effects on our business of restrictive covenants in our debt facility; our ability to obtain additional financing as necessary to support our operations; our reliance on third-party information for our software and services; effects of system failures or security breaches on our business and reputation; any material adverse impact of current or future litigation on our results or business; and our dependence on a limited number of key personnel. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K for the Year Ended June 30, 2009. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.

Kamal Hamid, Investor Relations of Solera Holdings, Inc.,

+1-858-946-1676,

kamal.hamid@audatex.com